Exhibit 5.1

Haddan & Zepfel  LLP

610 Newport Center Drive, Suite 330

Newport Beach, CA 92660

(949) 706-6000

December 6, 2018

Unex Holdings Inc.

Ul. Sveti Kliment Ohridski 27, Apt. 8

Burgas, Bulgaria 8000

Dear Sirs:

We have acted as counsel to you (the “Company”), in connection with the filing of a

Registration Statement on Form S-1 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s offering of

5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share

(the “Common Stock”) and the offering of 270,000 shares of Common Stock by the selling stockholders named therein.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of,

certificates and oral or written statements and other information of or from public officials,

officers or representatives of the Company, and others.

Based on the foregoing, and the laws of the State of Nevada, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Registration Statement, the Shares will be validly issued,

fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration

Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Haddan & Zepfel LLP

Haddan & Zepfel LLP